Exhibit (a)(1)(v)
FORM OF

NON-NEGOTIABLE PROMISSORY NOTE

BLACKROCK PRIVATE CREDIT FUND
Dated: [insert date]
FOR VALUE RECEIVED, BlackRock Private Credit Fund (“Payor” or the “Fund”), a Delaware statutory trust issuing its common shares of beneficial interest (“Shares”), hereby promises individually to each of the payees set forth on Exhibit A hereto (each, a “Payee”) to pay the Payment Amount (as defined in Section 2) in a single installment as discussed below, payable with respect to that Payee. This Note shall be deemed a separate instrument issued individually with respect to each Payee.
This Note is being issued so that Payor may repurchase Shares (the “Repurchased Shares”) from the Payees pursuant to the terms and subject to the conditions set out in the Offer to Purchase dated August 10, 2026 and the Letter of Transmittal submitted by each Payee (in the case of Payees that hold their account directly with BlackRock) (which Offer to Repurchase and Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer”). This Note is not negotiable and is not interest-bearing.
1.
General Payment Provisions. The Payor will make the Payment Amount under this Note in a single installment as described in Section 2 below in such currency of the United States of America as will be legal tender at the time of payment. Payment under this Note will be made by immediately available funds to Payee’s account, either directly or at Payee’s authorized agent as previously identified to Payor by Payee.

2.
Payment. The “Payment Amount” for each Payee will be an amount equal to the net asset value of the Repurchased Shares determined as of September 30, 2026 (the “Valuation Date”) (as determined in accordance with the Fund’s then-current prospectus (the “Prospectus”)) reduced by the Early Repurchase Deduction (as defined herein), if applicable. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Payor will make payment under this Note on or before 30 days after the Valuation Date.

Repurchased Shares that are purchased in a tender offer with a Valuation Date that is within the 12 month period following the date of the closing at which the Payee subscribed for such Shares are subject to an “early repurchase deduction” (the “Early Repurchase Deduction”) at a rate of 2% of the aggregate net asset value of such Shares.
3.	Optional Prepayment. This Note may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.
4.	Events of Default.
(a)
The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Note; provided, however, that an event of default with respect to one Payee shall not in and of itself cause an event of default with respect to any other Payee:

(i)	The Payor defaults in payment when due to the applicable Payee and any such default continues for a period of ten (10) days; or
(ii)
(1) The Payor shall commence any proceeding or other action relating to Payor in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Payor or the debts of the Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; (2) the Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for the Payor or for all or substantially all of the property of the Payor; (3) the Payor makes a general assignment for the benefit of creditors of the Payor; or (4) the Payor generally admits its inability to pay its debts as they become due and payable; or

(iii)
(1) The commencement of any proceeding or the taking of any other action against Payor in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Payor or the debts of the Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (2) the appointment of a receiver, conservator, trustee or similar officer for the Payor or for all or substantially all of the property of the Payor and the continuance of any such event for sixty (60) days undismissed, unbonded or undischarged.
(b)
Upon the occurrence of an Event of Default, the entire unpaid amount of this Note outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of the Payee.

5.
Inspection of Books and Records; Reports. Each Payee will continue to be a Shareholder of the Fund with respect to the Repurchased Shares until the Valuation Date and may exercise his or her voting rights with respect to the Repurchased Shares until the Valuation Date. Following the Valuation Date, a Payee shall retain, with respect to such Repurchased Shares, all rights to inspect the books and records of the Fund and to receive financial and other reports relating to the Fund until the payment of the Payment Amount in respect of such Payee has been made in full, but shall have no other rights of a Shareholder in respect of the Repurchased Shares (including, without limitation, any voting rights) under the Fund’s Agreement and Declaration of Trust.

6.	Miscellaneous.
(a)
Governing Law; Consent to Jurisdiction. This Note and the rights and remedies of the Payor and each Payee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Note may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court.

(b)
Notices. All communications under this Note will be given in writing, sent by registered mail, to the address set forth below in the case of the Payor, or to the address of the Payee set forth on Exhibit A hereto in the case of a Payee, or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

Payor Address:	BlackRock Private Credit Fund 50 Hudson Yards New York, NY 10001 Telephone: (212) 810-5800 Attention: John M. Perlowski

(c)
Severability, Binding Effect. Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d)	Amendment; Waiver. No provision of this Note may be waived, altered or amended with respect to any Payee, except by written agreement between the Payor and such Payee.
(e)	Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Note.
(f)	Entire Agreement. This Note and the Offer set out the entire agreement between the parties and supersede any prior oral or written agreement between the parties.
(g)
Separate Obligations. The obligations of the Payor to each Payee hereunder are separate rather than joint, and a Payee may seek payment or the enforcement of any obligation of the Payor under this Note only with respect to itself and not any other Payee hereunder.

(h)
Delaware Statutory Trust. The obligations of the Fund hereunder are not binding upon any trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. A copy of the Fourth Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the trustees of the Fund as trustees and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the trust property of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, Payor has duly caused this Note to be duly executed as of the date first above written.

BLACKROCK PRIVATE CREDIT FUND

By:
Name:
Title: